Exhibit 99.1

Contact:	Julie H. Craven
507-437-5345
media@hormel.com

New Member Elected to Hormel Foods Board of Directors

AUSTIN, Minn., (October 5, 2009) — Hormel Foods Corporation (NYSE: HRL) today announced Susan K. Nestegard was elected to the Hormel Foods Board of Directors during its Oct. 3 meeting.

“We welcome Susan to the board and look forward to the thoughtful leadership and strategic direction she will provide our company,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer at Hormel Foods.

Nestegard is executive vice president of Global Healthcare at Ecolab Inc., headquartered in St. Paul, Minn. She joined the company in 2003 as senior vice president of research development and engineering and chief technical officer, and assumed her current position in 2008. Prior to joining Ecolab, Nestegard was a business director at 3M Company.

She was nominated to fill the seat created by the retirement of Luella G. Goldberg. Goldberg and Gary J. Ray, who became directors in 1993 and 1990, respectively, will retire effective after the Board of Director meeting on Nov. 23, 2009.

“We want to thank Luella and Gary for their invaluable leadership and insight,” Ettinger said. “We wish them the best in their retirements.”

Also effective Nov. 23, John G. Turner will replace Goldberg as lead director of the board.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, and in each of the past ten years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.